UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 1, 2005

CANTEL MEDICAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-31337	22-1760285
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Identification Number)

150 Clove Road, Little Falls, New Jersey	07424
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 890-7220

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities  Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                                                 Results of Operations and Financial Condition

On June 1, 2005, the Registrant issued a press release announcing its results of operations for the fiscal year 2005 third quarter ended April 30, 2005.  A copy of the press release is included with this Report as Exhibit 99(1).

Item 8.01                                                 Other Events

On June 1, 2005 the Registrant issued a press release announcing that it has reached an agreement in principle with Olympus America Inc. under which, effective July 31, 2006, Carsen Group Inc., a wholly-owned subsidiary of the Registrant, will no longer serve as the Canadian distributor of Olympus products. The agreement in principle, which is subject to the negotiation and execution of a definitive agreement, was reached after a series of discussions on the future of the Carsen-Olympus relationship ended with the decision by Olympus to grant Carsen a four-month extension of its existing distribution agreements from the original expiration date of March 31, 2006 and to terminate the distribution agreements on July 31, 2006.  Carsen’s distribution function will remain an important contributor to the Registrant’s results of operations through the end of its fiscal year ending July 31, 2006.

Olympus will pay the Registrant $6,000,000 in cash in consideration for Carsen’s transfer to Olympus of customer lists, sales records, and certain other assets related to the sale and servicing of Olympus products and for Carsen’s release of Olympus’s contractual restriction on hiring Carsen personnel. In addition, Carsen will assist Olympus in effecting a smooth transition of Carsen’s business of distributing and servicing Olympus products in Canada. Olympus will also acquire Carsen’s inventory of Olympus products as of July 31, 2006 under the terms of the existing distribution agreements.

Net proceeds from the termination of Carsen’s Olympus distribution business are projected to total approximately $15,000,000. Such net proceeds will consist of the $6,000,000 to be paid by Olympus and proceeds from the sale of inventory and collection of receivables, less satisfaction of liabilities, severance costs, continuing lease obligations and other wind-down costs.  Management’s projection of net proceeds is an estimate based on inventory, receivables and liabilities at April 30, 2005 and assumptions for potential wind-down costs, but without taking into account any Canadian or US tax implications.

For the fiscal year ended July 31, 2004, total revenues of Carsen were $48,144,000, which accounted for approximately 28% of the Registrant’s consolidated revenues during that fiscal year. Approximately 80% of Carsen’s revenues were attributable to its Olympus distribution and service businesses. Operating income of Carsen in fiscal 2004 was $9,039,000, or approximately 40% of the Registrant’s consolidated operating income before general corporate expenses and interest expense.

For the nine months ended April 30, 2005, total revenues of Carsen were $45,143,000, which accounted for 31% of the Registrant’s consolidated revenues for that period. Approximately 80% of Carsen’s revenues were attributable to its Olympus distribution and service businesses. Operating income of Carsen for the nine months ended April 30, 2005 was $8,788,000, or 40% of the Registrant’s consolidated operating income before general corporate expenses and interest expense.

The revenues and operating income attributable to Carsen’s business (inclusive of both Olympus and non-Olympus business, but exclusive of the sale of MediVators reprocessors) constitute the entire “Endoscopy and Surgical Products” reporting segment and “Scientific Products” operating segment (included within the “All Other” reporting segment) of the Registrant. The Registant is currently evaluating Carsen’s remaining non-Olympus product lines, most of which are aligned with Olympus products, to determine their viability without Carsen’s Olympus business.

This Item contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in the Registrant’s filings and reports with the Securities and Exchange Commission. In addition, there can be no assurance that the Registrant will reach a definitive agreement with Olympus or that Carsen will continue any portion of its non-Olympus business. Forward-looking statements are only predictions and actual events or results may differ materially from those projected or anticipated.

Item 9.01                                                 Financial Statements, Pro-Forma Financial Information and Exhibits

(c) Exhibit 99(1).     Press release of Registrant dated June 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANTEL MEDICAL CORP.

		By:	/s/ James P. Reilly
James P. Reilly,
President and Chief Executive
Officer

Dated:	June 3, 2005